EXHIBIT 99.1


          NATIONAL COAL CORP. NAMES ERNST & YOUNG LLP NEW AUDITING FIRM

Knoxville, Tenn. - (August 31, 2006) - National Coal Corp. (Nasdaq: NCOC), a Central Appalachian coal producer, announces that it has appointed Ernst & Young LLP to serve as its new independent auditor, replacing Gordon, Hughes & Banks, LLP.

"Ernst & Young has the depth of expertise and resources to meet the needs of our organization," said Robert Heinlein, an independent member of National Coal's Board of Directors and chair of its audit committee.

National Coal's decision to retain Ernst & Young, LLP was not related to any disagreements of any kind with Gordon, Hughes & Banks, LLP and National Coal wishes to thank Gordon, Hughes & Banks, LLP for its past services. Gordon, Hughes & Banks, LLP will work closely with Ernst & Young to facilitate the transition.


ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky. Currently, National Coal employs more than 220 people and produces coal from two mines in Tennessee and four mines in
Kentucky. National Coal sells steam coal to electric utilities in the Southeastern United States. For more information visit www.nationalcoal.com.


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       8915 George Williams Rd. Knoxville, TN 37923  865-690-6900 (phone)
                    865-691-9982 (fax)  www.nationalcoal.com